SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ X ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

NexPoint Strategic Opportunities Fund

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transactions applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	4)	Date Filed:

July 30, 2020

Dear Fellow Shareholder,

As promised, I am updating you on the progress of the special shareholder meeting of NexPoint Strategic Opportunities Fund (“NHF”) to be held on August 28, 2020.

I am pleased to report that many of your fellow shareholders have expressed strong support to convert NHF from a closed-end fund to a Real Estate Investment Trust. Feedback from retail investors has been exceptional. Your Board and I believe that converting to a REIT is the best opportunity to reduce NHF’s discount to net asset value and to increase long term shareholder value.

As of July 30th, we have not received your proxy vote. Please join your fellow shareholders and vote yours shares by signing, dating and mailing your proxy card in the enclosed prepaid envelope or please follow internet and phone directions in the box below.

Please continue to stay safe and healthy. Thank you in advance for your support.

Sincerely,

Jim Dondero

President

Three Convenient Voting Methods to Cast Your Vote

1. Vote by Mail: You may cast your vote by signing, dating and mailing the enclosed card(s) in the enclosed prepaid return envelope.

2. Vote Online: You may cast your vote by visiting the web address located on the enclosed card(s) and following the instructions.

3. Vote by Telephone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed card(s) and following the instructions.

NHFR2